                                                                      EXHIBIT 12

                       SATELITES MEXICANOS, S.A. DE C.V.

        COMPUTATION OF EXCESS (DEFICIENCY) OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS OF US DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             2001        2000          1999
                                                           --------    --------    ------------
EARNINGS:
Income (loss) before income tax..........................  $ (4,261)   $ 72,213      $(40,987)
Add: Interest expense....................................    55,917      66,635        67,325
                                                           --------    --------      --------
  Earnings...............................................    51,656     138,848        26,338
                                                           --------    --------      --------
FIXED CHARGES:
Interest expense.........................................    55,917      66,635        67,325
Add: Capitalized interest................................     3,465                     1,560
                                                           --------    --------      --------
  Fixed charges..........................................    59,382      66,635        68,885
                                                           --------    --------      --------
Excess (deficiency) of earnings to cover fixed charges...  $ (7,726)   $ 72,213      $(42,547)
                                                           ========    ========      ========